Registration No. 333-______

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUPERIOR UNIFORM GROUP, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	11-1385670
-------------	---------------
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization)

10055 SEMINOLE BOULEVARD, SEMINOLE, FLORIDA 33772-2539
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(Address of principal executive offices) (Zip Code)

SUPERIOR UNIFORM GROUP, INC. 2013 INCENTIVE STOCK AND AWARDS PLAN
(Full title of the plan)

ANDREW D. DEMOTT, JR.
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
10055 SEMINOLE BOULEVARD, SEMINOLE, FLORIDA 33772-2539
 (Name and address of agent for service)

(727) 397-9611
(Telephone number, including area code, of agent for service)

A COPY TO:
DAVID S. FELMAN, ESQ.
HILL WARD HENDERSON
101 EAST KENNEDY BOULEVARD, SUITE 3700
TAMPA, FLORIDA 33602

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

====================================================
CALCULATION OF REGISTRATION FEE
====================================================
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	2,500,000 shares	$11.49	$28,725,000	$3,918.09

(1)
Represents the maximum number of shares of Common Stock issuable pursuant to the Superior Uniform Group, Inc. 2013 Incentive Stock and Awards Plan (the “Plan”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares as may become subject to awards under the Plan as a result of the adjustment provisions contained therein.

(2)
Estimated solely for the purpose of computing the amount of the registration fee.  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices for the Registrant’s Common Stock reported on NASDAQ Stock Market on May 29, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 19, 2013;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on April 19, 2013;

(c) The Registrant’s Current Reports on Form 8-K filed on February 15, 2013 and May 7, 2013, and the Amendment to Current Report on Form 8-K/A filed on May 17, 2013; and

(d) The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A (File No. 001-05869), filed with the Commission on March 20, 2008 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this Registration Statement and before the filing of a post-effective amendment indicating that all securities offered hereby have been sold or that de-registers all securities covered hereby remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that the statement contained in this Registration Statement or in any subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

The Registrant is incorporated under the laws of the State of Florida.  The following summary of the material provisions of the Bylaws relating to indemnification of directors and officers, the Registrant’s indemnification agreements with directors and officers, insurance maintained by the Registrant in respect of directors and officers and the Florida Business Corporation Act is not intended to be exclusive and is qualified by its entirety by such Bylaws, agreements, insurance policies and statutes, including the Florida Business Corporation Act.

The Registrant’s Bylaws provide for the indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by law. Pursuant to the Florida Business Corporation Act, the Registrant may, and in some cases, must, indemnify its directors and executive officers against certain liabilities. In general, the Florida Business Corporation Act provides that a corporation may indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of a corporation where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court.  To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Business Corporation Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith.  However, the Florida Business Corporation Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had not reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Business Corporation Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

In addition, the Registrant has entered into an indemnification agreement with each of its current directors and certain executive officers pursuant to which it is obligated to indemnify those persons to the fullest extent authorized by law and to advance payments to cover defense costs against an unsecured obligation to repay those advances if it is ultimately determined that the recipient of the advance is not entitled to indemnification. See Item 9(h) of this Registration Statement for a statement concerning indemnification for liabilities under the Securities Act.

The Registrant also maintains insurance for directors and officers against certain liabilities incurred in their capacities as officers and directors of the Registrant.  The premiums for such insurance are paid by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number                      Description

4.1
Superior Uniform Group, Inc. 2013 Incentive Stock and Awards Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 7, 2013 (Commission File No. 001-05869) and incorporated herein by this reference).

5.1	Opinion of Hill, Ward & Henderson, P.A.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include in any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seminole, the State of Florida, on May 30, 2013.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitute and appoint Andrew D. Demott, Jr. and Jordan M. Alpert, Esq. and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sidney Kirschner	Chairperson of the Board of Directors	May 30, 2013
Sidney Kirschner

/s/ Michael Benstock	Chief Executive Officer and Director	May 30, 2013
Michael Benstock	(principal executive officer)

/s/ Andrew D. Demott, Jr.	Executive Vice President, Chief Financial Officer and Treasurer	May 30, 2013
Andrew D. Demott, Jr.	(principal financial and accounting officer)

/s/ Alan D. Schwartz	President and Director	May 30, 2013
Alan D. Schwartz

/s/ Robin M. Hensley	Director	May 30, 2013
Robin M. Hensley

/ s/ Paul Mellini	Director	May 30, 2013
Paul Mellini

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	Superior Uniform Group, Inc. 2013 Incentive Stock and Awards Plan (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on May 7, 2013 (Commission File No. 001-05869) and incorporated herein by this reference).

5.1	Opinion of Hill, Ward & Henderson, P.A.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in signature page to this Registration Statement).